Exhibit 99.1

TRUE NATURE ANNOUNCES A PRIVATE OFFERING UNDER RULE 506(C) OF ITS NEW

 SERIES A, 10%, CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK OFFERING

ATLANTA, GA / ACCESSWIRE / AUGUST 20, 2019, / True Nature Holding, Inc. (OTCQB: TNTY) (the “Company” or “True Nature”) announced that it is offering pursuant to Rule 506(C) a new 10% Series A Cumulative Redeemable Perpetual Preferred Stock. Existing shareholders that own in excess of 100,000 shares as of August 30, 2019, and participating in the private offering will receive a 10% discount to the face investment. This is a private offering under Rule 506(C) of The Securities Act of 1933 and as such is only to accredited investors. These Shares are not convertible into common stock of the Company.

The Company intends to use the net proceeds to a) eliminate its previously issued Bridge Notes, b) reduce its payables, c) increase its software development activity, and d) general corporate needs, after fully reserving the amounts needed to pay the dividends for the next thirty-six (36) months following closing of the financing.

For additional information please contact the Company by email at: investors@truenatureholding.com.

The Preferred A Shares

The newly created 10% Cumulative Redeemable Perpetual Preferred Stock will have cumulative Dividends from the date of original issue and will be payable on the fifteenth day of each calendar month when, as and if declared by our board of directors. Dividends would be payable out of amounts legally available the at a rate equal to 10% per annum per $25.00 of stated liquidation preference per share, or $2.50 per share of Series A Preferred Stock per year.

We will place net proceeds from any issuances in an amount equal to thirty-six(36) months of dividends into a separate bank account to be used to pay Series A Preferred Stock dividends, however, after the first quarter in which our Adjusted EBITDA is greater than the quarterly dividend, the proceeds then remaining in this account may be used for any corporate purpose . Commencing on thirty-six (36) months after the closing, we may redeem, at our option, the Series A Preferred Stock, in whole or in part, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the redemption date.

The Series A Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities. Holders of the Series A Preferred Stock generally will have no voting rights except for limited voting rights if dividends payable on the outstanding Series A Preferred Stock are in arrears for eighteen or more consecutive or non-consecutive monthly dividend periods. Our Common Stock currently trades on the Over the Counter (OTC:QB) Market, with the trading symbol “TNTY.” There is no established trading market for the Series A Preferred Stock.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company’s filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

CONTACT

Phone number: 1-844-383-8689

Web: https://truenatureholding.com/contact/

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